SETTLEMENT AGREEMENT

     This Settlement Agreement (this "Agreement") made as of this 21st day of November, 2007 ("Effective Date") is between DIRECT INSITE CORP., a Delaware corporation (the "Company") and METROPOLITAN VENTURE PARTNERS II, L.P., a Delaware limited partnership ("MetVP") (collectively the "Parties" and each individually, a "Party").

     WHEREAS, the Company and MetVP are parties to various Stock Purchase and Registration Rights Agreements dated September 25, 2002, December 24, 2002 and June 3, 2003 (collectively, the "Purchase Agreements"), pursuant to which, among other things, MetVP purchased, in the aggregate, 134,680 shares of the Company's Series A Convertible Preferred Stock, par value $0.0001 per share (the "Series A Preferred Stock"), in consideration for aggregate proceeds to the Company of Two Million Seven Hundred Fifty Thousand dollars ($2,750,000.00) (the "Investment Amount");

     WHEREAS, the rights, preferences and privileges of the shares of the Series A Preferred Stock are as set forth, among other agreements between the Parties, in that certain Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of the Company dated October 3, 2002, as amended on December 20, 2002, January 2, 2003, June 4, 2003 and April 1, 2005 (as amended, the "Certificate of Designation");

     WHEREAS, the Company and MetVP agreed to defer the Dividend Payment Dates until February 1, 2006, in exchange for which the Company agreed to pay MetVP, in addition to the amounts otherwise due and payable in respect of accrued and unpaid dividends, premiums on the amounts of the dividends so due and payable to MetVP (the "Option Agreements");

     WHEREAS, pursuant to the Purchase Agreements and the Option Agreements, dividend payments had been deferred on the Series A Preferred Stock so that as of September 25, 2005, including premiums payable by the Company as a result of the previous deferrals of dividend payments to February 1, 2006, the aggregate sum of One Million Sixty Thousand Five Hundred Seventy Dollars and 52 Cents ($1,060,570.52) in dividend and premium payments was due and owing to MetVP;

     WHEREAS, a dispute has arisen between the Parties as to whether additional dividend payments on the Investment Amount are due and payable for the period from September 26, 2005 until September 25, 2008, which is the most recent extension of the automatic conversion date; and

     WHEREAS, the parties acknowledge that based on the financial statements filed by the Company and assuming the accuracy and completeness thereof in all material respects, prior to the Effective Date the Company did not have funds legally available to pay cash dividends on the Series A Preferred Stock; and

     WHEREAS, the Parties are mutually desirous to settle this dispute.

     NOW, THEREFORE, based upon the mutual covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

     1. Recitals; Defined Terms. The foregoing recitals are true and correct and are incorporated herein in their entirety. Capitalized terms used herein that are not otherwise defined shall have the meanings given to such terms in the Certificate of Designation as in effect on the date hereof.

     2. Agreements of the Parties.

     (a) The principal sum of One Million Sixty Thousand Five Hundred Seventy Dollars and 52 cents ($1,060,570.52) is acknowledged to be due and owing on the Series A Preferred Stock for the period through September 25, 2005, together with accrued interest on the outstanding balance as set forth in Schedule A annexed hereto, which amounts are (and will continue to be) due and payable as and when funds are legally available for the payment of dividends on the Series A Preferred Stock.

     (b) In addition to the amounts required to be paid under Section 2(a), the Parties further agree that: (i) the dividends payable on the Investment Amount for the period from September 26, 2005 through September 25, 2008 is Five Hundred Thousand Dollars ($500,000) and shall be due and payable on September 25, 2008; provided that if funds are not legally available to pay all or any portion of such amount on September 25, 2008, any unpaid portion shall accrue interest from and after September 25, 2008 until payment in full out of funds legally available therefore at the annual interest rate of nine and one-half (9-1/2%) percent, compounded quarterly, as set forth in Schedule A annexed hereto; and (ii) the Company shall issue to MetVP, upon execution of this Agreement, One Hundred Thousand (100,000) shares of restricted common stock ("Restricted Shares"). These Restricted Shares will carry "piggyback" registration rights on the same terms and conditions as the "piggyback" registration rights set forth in the Purchase Agreements as if the term "Registrable Securities" (as defined therein) included the Restricted Shares.

     3. Representations and Warranties.

     (a) The Company. The Company represents and warrants to MetVP, as of the date hereof, as follows:

          (i) The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, the performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, has been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by MetVP, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (ii) The Company has obtained all consents, authorizations or approvals of, and has made any notices to, or filings or registrations with, any governmental entity or any other third person, required in connection with the execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder.

     (b) MetVP. MetVP represents and warrants to the Company, as of the date hereof, as follows:

          (i) MetVP has the limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, the performance by MetVP of this Agreement, and the consummation by MetVP of the transactions contemplated hereby, has been duly and validly authorized by all necessary limited partnership action on the part of MetVP. This Agreement has been duly and validly executed and delivered by MetVP and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of MetVP, enforceable against MetVP in accordance with its terms.

          (ii) MetVP is acquiring the Restricted Shares for investment purposes only, and not with a view to the resale thereof, and that it is an Accredited Investor as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933. MetVP further acknowledges that the Restricted Shares shall initially bear the following legend:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF THE COMPANY'S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT."

         4. Mutual Release.

     (a) The Company and its affiliates, to the extent not in contravention of applicable law, hereby waive, remit, release and forever discharge MetVP and its affiliates, including its and their respective past, present and future members, partners, officers, directors, stockholders, employees, agents, attorneys, subsidiaries, servants, successors, insurers, affiliates and its and their respective heirs, administrators, legal representations, successors and assignees, from and against any and all manner of action, claims, liens, demands, liabilities, causes of action, charges, complaints, suits (judicial, administrative, or otherwise), damages, debts, demands, obligations of any other nature, past or present, whether in law or in equity, whether founded upon contract (expressed or implied), tort (including, but not limited to, defamation), statute or regulation (State, Federal or local), common law and/or any other theory or basis, from the beginning of the world to the Effective Date in respect of any claim that the Company has asserted, now asserts or could have asserted directly relating to the amount of accrued and unpaid dividends due and payable to MetVP in respect of the shares of Series A Preferred Stock.

     (b) MetVP and its affiliates, to the extent not in contravention of applicable law, hereby waive, remit, release and forever discharge the Company and its affiliates, and its and their respective affiliates, including their respective past, present and future members, partners officers, directors, stockholders, employees, agents, attorneys, subsidiaries, servants, successors, insurers, affiliates and their respective heirs, administrators, legal representations, successors and assignees, from and against any and all manner of action, claims, liens, demands, liabilities, causes of action, charges, complaints, suits (judicial, administrative, or otherwise), damages, debts, demands, obligations of any other nature, past or present, whether in law or in equity, whether founded upon contract (expressed or implied), tort (including, but not limited to, defamation), statute or regulation (State, Federal or local), common law and/or any other theory or basis, from the beginning of the world to the Effective Date in respect of any claim that MetVP has asserted, now asserts or could have asserted directly relating to the amount of accrued and unpaid dividends due and payable to MetVP in respect of the shares of Series A Preferred Stock.

     5. Continuance of Agreements. Except as otherwise expressly set forth or modified in this Agreement, nothing contained herein shall be deemed to waive, modify, supplement, amend or otherwise impact any of the rights of MetVP, or the obligations of the Company, under the Purchase Agreements, the Certificate of Designation or any other document, agreement or instruments between the Company and MetVP relating to the shares of Series A Preferred Stock or otherwise.

     6. Applicable Law. Any action or proceeding brought to enforce any of the provisions of this Agreement must be instituted in a federal or state court situated in the State of New York, New York County, to the jurisdiction of which courts, the Parties irrevocably and unconditionally submit. This Agreement shall be construed and governed by the laws of the State of New York, without regard to its governing conflicts of law principles.

     7. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties with respect to the specific subject matter hereof and supersedes any prior agreements or arrangements, whether written or oral, relating to the specific subject matter hereof. The parties represent expressly that in signing this Agreement, they do not rely upon, nor have they relied upon any representation or statement regarding the subject matter hereof not set forth specifically in this Agreement.

     8. Notices. Any notice to be given to the Company or to MetVP hereunder shall be deemed given if delivered personally, telefaxed or mailed by certified or registered mail, postage prepaid, to the other parties hereto at the following addresses:

         To the Company:   Direct Insite Corp.
                           80 Orville Drive
                           Bohemia, New York  11716
                           Facsimile:  631-563-8085
                           Attn:  Michael Beecher

         Copy to:          Beckman, Lieberman & Barandes, LLP
                           100 Jericho Quadrangle, Suite 329
                           Jericho, New York  11753
                           Facsimile:  516-433-5858
                           Attn:  David H. Lieberman, Esq.

         To MetVP:         Metropolitan Venture Partners II, L.P.
                           432 Park Avenue South, 12th Floor
                           New York, New York  10016
                           Facsimile:  212-561-1201
                           Attn:  Michael Levin

         Copy to:          Kramer Levin Naftalis & Frankel LLP
                           1177 Avenue of the Americas
                           New York, New York  10036
                           Facsimile:   212-715-8000
                           Attn:  Scott S. Rosenblum, Esq.

Either party may change the address to which notice may be given hereunder by giving notice to the other party as provided herein.

     9. Binding Effect. This Agreement may not be modified or amended except by a writing signed by both Parties. This Agreement shall be binding upon, and inure to the benefit of, the Company and MetVP's successors, heirs, executors, administrators and legal representatives, and permitted assigns.

     10. Non-Waiver. The failure of either Party to insist on strict performance of any provision or to exercise any right shall not be deemed a waiver of any such provision or right thereafter. Any waiver, to be effective, must be in writing and signed by the Party waiving compliance.

     11. Severability. If any provision of this Agreement or the application of any such provision to any Party or circumstance shall be determined by any authority of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such Party or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any such authority of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the authority making the determination of invalidity or unenforceability shall have the power to modify the scope of the term or provision, to delete specific words or phrases and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. Without limiting the generality of the foregoing, the Parties acknowledge their intention to structure and effectuate the transaction contemplated by this Agreement in accordance with applicable law. If any authority of competent jurisdiction shall determine that the transaction contemplated by this Agreement has not been structured or effectuated in accordance with applicable law, the Parties shall modify this Agreement in good faith to structure and effectuate a transaction that is consistent with applicable law and comes closest to achieving the economic results of the transaction contemplated by this Agreement.

     12. Execution. This Agreement may be executed in counterparts. Each counterpart shall be deemed an original, and when taken together with the other signed counterpart, shall constitute one fully executed Agreement.


                                       DIRECT INSITE CORP.

                                       /s/ Michael J. Beecher
                                       --------------------------------------
                                       By:  Michael J. Beecher
                                       Chief Financial Officer


                                       METROPOLITAN VENTURE PARTNERS II, L.P.

                                       /s/ Michael Levin
                                       --------------------------------------
                                       By: Michael Levin

                                   Schedule A

Direct Insite Corp.
Series A Dividend


Principal                           $2,750,000
Dividends due at 9/25/05            $1,060,570

Rate                                      9.5%

                                 FINAL AGREEMENT

                               Accrued Cumulative
                               Quarterly Amount at
Quarter Ended:                       Amount                     End of Quarter
-------------                  -------------------              --------------

12/25/2005                         25,188.54                        1,085,759

3/25/2006                          25,786.77                        1,111,545

6/25/2006                          26,399.20                        1,137,945

9/25/2006                          27,026.18                        1,164,971

12/25/2006                         27,668.05                        1,192,639

3/25/2007                          28,325.17                        1,220,964

6/25/2007                          28,997.89                        1,249,962

9/25/2007                          29,686.59                        1,279,648

12/25/2007                         30,391.65                        1,310,040

3/25/2008                          31,113.45                        1,341,153

6/25/2008                          31,852.40                        1,373,006

9/25/2008                          32,608.89                        1,405,615


Plus $500K                                                         $  500,000   due on September 25, 2008

                                                                   ------------


TOTAL THAT WOULD BE DUE ON 9/25/08                                 $1,905,615
                                                                   ============

Plus 100,000 Direct Insite common shares due on signing of the Agreement.

If funds legally available are not sufficient to pay all amounts due on or prior to September 25, 2008, any unpaid balance shall continue to accrue interest from and after September 25, 2008 at 9.5% per annum, compounded quarterly, until all such unpaid amounts have been paid in full out of funds legally available.